Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

– Q4 2017 Total Revenues of $76.0 Million; $254.2 Million Full Year, Up 36% –

–Q4 2017 Service Revenues of $39.3 Million; $134.9 Million Full Year, Up 20% –

– Q4 2017 Subscriber Communicator Net Adds of 127,000; Full Year of 300,000 Net Adds, Up 18% –

Rochelle Park, NJ, March 1, 2018 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2017.

The following financial highlights are in thousands of dollars.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Service Revenues	$39,309	$29,427	$134,938	$112,881
Product Sales	$36,667	$17,405	$119,282	$73,863
Total Revenues	$75,976	$46,832	$254,220	$186,744

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$(7,519)	$(3,208)	$(61,296)	$(23,525)
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders (1,5)	$(6,494)	$(2,757)	$(26,757)	$(11,215)
Basic EPS	$(0.10)	$(0.05)	$(0.84)	$(0.33)
Basic EPS – Ex-Items (2,5)	$(0.09)	$(0.04)	$(0.37)	$(0.16)
EBITDA (3,5)	$6,848	$10,453	$4,550	$28,516
Adjusted EBITDA (4,5)	$9,266	$12,477	$44,851	$47,253

(1) Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(2) Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(3) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(4) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.

(5) A table presenting Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders, EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income and Basic EPS – Ex-Items reconciled to GAAP Basic EPS, is among other financial tables at the end of this release.

“In 2017 we made investments in products and deployments that solidify our leadership position in industrial IoT solutions to serve many of the largest players in transportation, heavy equipment, marine and other key markets,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “With a continued focus on innovation, execution and scale, we added many new customers, products and markets to our business this year and have built a strong pipeline of new opportunities, which are setting the stage for growth in 2018 and beyond.”

“Fourth quarter Revenue growth was 62% reflecting record revenues for services and products.  Service Revenues exceeded $39 million, growing 34% over last year and 12% from Q3, reflecting strong subscriber additions in 2017.  The Company’s effort to install units over the last few quarters is translating to solid growth of recurring Service Revenues,” said Robert Costantini, Chief Financial Officer of ORBCOMM.  “Costs in the quarter were driven higher by investments made for product deployments, and the acquisition of Blue Tree that was a key addition to our transportation product portfolio.”

1

Recent Highlights:

Financial Highlights

•

For Q4 of 2017, record Total Revenues were $76.0 million, up 62% year-over-year. Service Revenues of $39.3 million were up 34%, and Product Sales rose 111% to $36.7 million.  For 2017, Total Revenues were $254.2 million versus $186.7 million in 2016, increasing 36%.  Service Revenues grew 20% and Product Sales 61% for the full year.

•

Net Loss was ($7.5) million for the fourth quarter of 2017, versus a ($3.2) million Loss in 2016.  Customer installations, the recent acquisitions, and higher Interest Expense of ($2.7) million increased the loss.  For 2017, a Net Loss of ($61.3) million versus ($23.5) million in 2016, increased from a non-cash satellite impairment charge of ($31.2) million that was ($20.5) million higher than the 2016 impairment charge, along with higher operating costs described above.

•

Q4 2017 Adjusted EBITDA of $9.3 million, or 12.2% of Total Revenues, was ($3.2) million lower than the prior year period.  Adjusted EBITDA was impacted by nearly $4.0 million due to higher installation and service delivery costs, lower margin Product Sales, increase in inventory reserves, and incremental costs for the recent acquisition.  For 2017, Adjusted EBITDA totaled $44.9 million, down ($2.4) million or 5% compared to the prior year.

•

Net subscriber communicator additions for ORBCOMM were over 127,000 in Q4 of 2017, including 37,000 from Blue Tree, yielding organic net additions of over 90,000 units in the quarter.  This is a record number of net additions propelling our subscriber base to over 2 million total billable subscriber communicators in ORBCOMM’s base in the quarter.  The year ended at 2,026,000, a 17.6% increase year-over-year.

Product Highlights

•

In 2017, acquisitions played a key role in expanding and enhancing our solutions portfolio, with the acquisitions of inthinc, Inc. in June 2017 and Blue Tree Systems Limited in October 2017.  The acquisitions added to our transportation portfolio focused on vehicle fleet management, with offerings for in-cab and fleet vehicle solutions. Together with inthinc and Blue Tree, ORBCOMM provides the most complete, integrated transportation solution offering – from in-cab fleet vehicles to refrigerated assets to dry vans – all visible in a single platform.

For more information on recent highlights and the Company’s business, operations and network, please visit www.orbcomm.com and see the Company’s annual report on Form 10-K that will be filed later today.

Financial Results and Highlights

Revenues

Total Revenues of $76.0 million for the fourth quarter of 2017 were a record, up $29.1 million or 62.2% compared to $46.8 million during the same period of 2016. Total Revenues for the full year 2017 were $254.2 million, increasing 36.1% compared to $186.7 million in 2016, with Service Revenues adding $22.1 million and Product Sales adding $45.4 million.

Service Revenues of $39.3 million in the fourth quarter of 2017, were up $9.9 million or 33.6% over the prior year period to a quarterly record.  Growth was driven organically at 10.8% as well as through acquisitions.  Full Year Service Revenues were $134.9 million, up 19.5%.

Product Sales of $36.7 million reached a new high during the fourth quarter of 2017, compared to $17.4 million in the fourth quarter last year, increasing $19.3 million or 110.7%.  Most of the growth was organic in the Transportation, Containers, and Heavy Equipment markets. Product Sales for the full year 2017 grew $45.4 million or 61.5% to $119.3 million.

Cost of Revenues and Operating Expenses

Total Cost of Revenues and Operating Expenses for the fourth quarter of 2017 were $80.4 million compared to $47.5 million in the same period of 2016, increasing largely from higher sales and the costs added from the recent acquisitions. Direct Costs of Revenue were higher due to installation costs, terrestrial carrier costs, and an inventory reserve adjustment. Selling, General & Administrative and Product Development costs were higher from increases in labor costs and employees added from the acquisitions. For 2017, Total Cost of Revenues and Operating Expenses of $295.1 million were up compared to $201.2 million for the same reasons described above.

Impairment Loss – satellite network

For 2017 results include an impairment charge of ($31.2) million to write-off the net book value of three in-orbit OG2 satellites as of September 30, 2017 that lost communication, an increase of ($20.5) million over 2016 when one satellite impairment charge was taken.  The loss of these three satellites has not had, and is not expected to have, a material effect on network communications services or our financial results going forward.

Loss Before Income Taxes, Net Income (Loss), and Earnings Per Share

Loss Before Income Taxes for the fourth quarter of 2017 was ($9.1) million versus ($2.9) million in 2016.  The quarterly Loss widened this year due to higher costs for installations and service delivery, along with operating costs for the recent acquisitions, and higher Interest Expense of ($2.7) million.  For 2017, the Loss Before Income Taxes expanded to ($61.6) million compared to ($22.7) million in 2016, reflecting higher Selling, General & Administrative and Product Development costs of ($11.5) million, increases in Interest Expense of ($8.6) million, Loss on Debt Extinguishment of ($3.9) million, and an increased satellite Impairment Loss of ($20.5) million.

Net Loss attributable to ORBCOMM Inc. Common Stockholders was ($7.5) million for the fourth quarter of 2017, compared to the ($3.2) million loss in 2016.  Basic EPS was a loss of ($0.10) per share for the fourth quarter of 2017 versus a loss of ($0.05) per share in 2016, mainly due to higher operating expenses, and increased higher Interest Expense. Net Loss attributable to ORBCOMM Inc. Common Stockholders was ($61.3) million for the full year 2017, compared to the ($23.5) million loss in 2016.  Basic EPS was a loss of ($0.84) per share for 2017 versus a loss of ($0.33) per share for 2016, mainly due to the higher impairment charge.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2017 was $6.8 million compared to $10.5 million in 2016, a decrease of ($3.6) million. For the full year 2017, EBITDA was $4.6 million compared to $28.5 million in 2016, a decrease of ($24.0) million.

Adjusted EBITDA was $9.3 million, or 12.2% of Total Revenues for the fourth quarter versus $12.5 million in 2016, a decrease of ($3.2) million. Adjusted EBITDA was down due to lower Service and Product margins and higher operating expenses, as well as other costs to operate the acquired companies.  For 2017, Adjusted EBITDA was $44.9 million, or 17.6% of Total Revenues compared to $47.3 million for 2016, a decrease of ($2.4) million.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2017, Cash and Cash Equivalents totaled $34.8 million, compared to $25.0 million at December 31, 2016, increasing $9.8 million. Cash increased largely due to funds secured from the issuance of $250 million of Senior Secured Notes, less $150 million to repay existing debt, and $15 million provided by a private placement of common stock, less the net cash used in operations of ($5.0) million for 2017 that was mostly for increases in working capital, cash invested in Capital Expenditures of ($27.4) million, and ($67.9) million used to acquire inthinc, Inc. and Blue Tree Systems Limited.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, US/CAN participants should dial 1-888-378-4439 at least ten minutes prior to the start of the call. International participants should dial 1-323-794-2149. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please Click Here. The replay will be available from 1:30 PM ET on March 1, 2018, through 1:30 PM ET on March 15, 2018.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (MCAs)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (MCPs)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses; our dependence on a significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Walmart, Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.; our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates; our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services these key vendors, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of our products produced by Sanmina Corporation, or the supply of application specific integrated circuits (ASICs) from S3 Group; competition from existing and potential telecommunications competitors, including terrestrial and satellite-based network providers, some of whom provide wireless network services to our customers in connection with our products and services; our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; legal proceedings; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events; rapid and significant technological changes, pricing pressures and other competitive factors; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to an $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”).  For more detail on these and other risks, please see our Annual Report on Form 10-K, including Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our Annual Report on Form 10-K, and other documents, on file with the SEC. ORBCOMM undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Financial and Trade Media:
Michelle Ferris	Alan Oshiki
Director of Corporate Communications	Executive Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	aho@abmac.com

ORBCOMM Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)
(Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$34,830	$25,023
Accounts receivable, net of allowances for doubtful accounts of $400 and $1,057, respectively	46,900	31,937
Inventories	42,437	23,217
Prepaid expenses and other current assets	18,692	8,031
Total current assets	142,859	88,208
Satellite network and other equipment, net	174,178	215,841
Goodwill	166,678	114,033
Intangible assets, net	99,339	82,545
Other assets	12,036	5,447
Deferred income taxes	104	80
Total assets	$595,194	$506,154
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,298	$12,481
Accrued liabilities	33,016	30,431
Current portion of deferred revenue	6,263	7,414
Total current liabilities	68,577	50,326
Note payable — related party	1,366	1,195
Notes payable, net of unamortized deferred issuance costs	245,131	147,458
Deferred revenue, net of current portion	2,459	2,978
Deferred tax liabilities	17,646	18,645
Other liabilities	13,619	3,684
Total liabilities	348,798	224,286
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 37,544 and 36,466 shares issued and outstanding	376	364
Common stock, par value $0.001; 250,000,000 shares authorized; 74,436,579 and 71,111,863 shares issued at December 31, 2017 and December 31, 2016	74	71
Additional paid-in capital	411,298	386,920
Accumulated other comprehensive income (loss)	256	(1,089)
Accumulated deficit	(166,245)	(104,949)
Less treasury stock, at cost; 29,990 shares at December 31, 2017 and December 31, 2016	(96)	(96)
Total ORBCOMM Inc. stockholders’ equity	245,663	281,221
Noncontrolling interests	733	647
Total equity	246,396	281,868
Total liabilities and equity	$595,194	$506,154

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

Revenues:
Service revenues	$39,309	$29,427	$134,938	$112,881
Product sales	36,667	17,405	119,282	73,863
Total revenues	75,976	46,832	254,220	186,744
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	16,692	9,583	50,548	37,913
Cost of product sales	32,026	13,169	99,640	55,037
Operating expenses:
Selling, general and administrative	16,424	12,072	55,753	46,915
Product development	2,977	1,126	8,941	6,252
Impairment charges - satellite network	—	—	31,224	10,680
Depreciation and amortization	11,218	11,135	45,681	42,803
Acquisition-related and integration costs	1,025	451	3,315	1,630
Loss from operations	(4,386)	(704)	(40,882)	(14,486)

Other (expense) income:
Interest income	437	95	959	378
Other income	50	149	(160)	484
Interest expense	(5,187)	(2,470)	(17,653)	(9,085)
Loss on debt extinguishment	—	—	(3,868)	—
Total other (expense)	(4,700)	(2,226)	(20,722)	(8,223)
Loss before income taxes	(9,086)	(2,930)	(61,604)	(22,709)
Income taxes	(1,601)	148	(409)	517
Net loss	(7,485)	(3,078)	(61,195)	(23,226)
Less: Net income attributable to the noncontrolling interests	34	127	89	285
Net loss attributable to ORBCOMM Inc.	$(7,519)	$(3,205)	$(61,284)	$(23,511)
Net loss attributable to ORBCOMM Inc. common stockholders	$(7,519)	$(3,208)	$(61,296)	$(23,525)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.10)	$(0.05)	$(0.84)	$(0.33)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.10)	$(0.05)	$(0.84)	$(0.33)
Weighted average common shares outstanding:
Basic	74,325	71,032	72,882	70,907
Diluted	74,325	71,032	72,882	70,907

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Years ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(61,195)	$(23,226)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	85	310
Depreciation and amortization	45,681	42,803
Impairment loss – satellite network	31,224	10,680
Change in the fair values of acquisition-related contingent consideration	(1,002)	(360)
Amortization of the fair value adjustment related to StarTrak warranty liabilities	—	(57)
Amortization and write-off of deferred debt fees	3,106	835
Stock-based compensation	5,673	5,023
Foreign exchange loss (gain)	299	(106)
Deferred income taxes	(2,047)	256
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,025)	(1,702)
Inventories	(16,922)	(1,950)
Prepaid expenses and other assets	(10,474)	(4,574)
Accounts payable and accrued liabilities	12,168	4,893
Deferred revenue	(1,653)	(3,332)
Other liabilities	41	(567)
Net cash (used in) provided by operating activities	(5,041)	28,926
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(67,911)	(3,452)
Capital expenditures	(27,360)	(28,424)
Change in restricted cash	—	1,000
Other	(650)	(198)
Net cash used in investing activities	(95,921)	(31,074)
Cash flows from financing activities:
Proceeds from issuance of common stock	15,000	—
Proceeds received from issuance of long-term debt	250,000	—
Cash paid for debt issuance costs	(5,359)	—
Proceeds received from employee stock purchase plan	1,001	345
Principal payment of long-term debt	(150,000)	—
Payment of deferred purchase consideration	(347)	(342)
Net cash provided by financing activities	110,295	3
Effect of exchange rate changes on cash and cash equivalents	474	91
Net increase (decrease) in cash and cash equivalents	9,807	(2,054)
Beginning of year	25,023	27,077
End of year	$34,830	$25,023
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$12,911	$8,787
Income taxes	$805	$(94)

The following table reconciles our Net Loss attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Adjustments to EBITDA
Net Loss attributable to ORBCOMM Inc.	$(7,519)	$(3,205)	$(61,284)	$(23,511)
Income tax expense	(1,601)	148	(409)	517
Interest income	(437)	(95)	(959)	(378)
Interest expense	5,187	2,470	17,653	9,085
Loss on debt extinguishment	—	—	3,868	—
Depreciation and amortization	11,218	11,135	45,681	42,803
EBITDA	$6,848	$10,453	$4,550	$28,516

Adjustments to Adjusted EBITDA
Stock-based compensation	1,359	1,199	5,673	5,023
Noncontrolling interests	34	127	89	285
Impairment loss	—	—	31,224	10,680
Acquisition-related and integration costs	1,025	451	3,315	1,630
In-orbit insurance	—	247	—	1,119
Adjusted EBITDA	$9,266	$12,477	$44,851	$47,253

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.

The following table reconciles our Net Loss attributable to ORBCOMM Inc. Common Stockholders to Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS to Basic EPS – Ex-Items for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(in thousands except per share data)
Net Loss attributable to ORBCOMM Inc. Common Stockholders	$(7,519)	$(3,208)	$(61,296)	$(23,525)
Impairment Loss - satellite network	—	—	31,224	10,680
Acquisition-related and integration costs	1,025	451	3,315	1,630
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders	$(6,494)	$(2,757)	$(26,757)	$(11,215)

Basic EPS	$(0.10)	$(0.05)	$(0.84)	$(0.33)
Impact of Adjustments listed above on Basic EPS	$0.01	$0.01	$0.47	$0.17
Basic EPS – Ex-Items	$(0.09)	$(0.04)	$(0.37)	$(0.16)

Net Loss – Ex-Items attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Net Loss – Ex-Items attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company.  These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons.  These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP.  These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies.  A reconciliation table is presented above.